Exhibit 3




                        RECKSON ASSOCIATES REALTY CORP.

                             ARTICLES OF AMENDMENT


THIS IS TO CERTIFY THAT:

     FIRST: The charter of Reckson Associates Realty Corp., a Maryland corporation (the "Corporation"), is hereby amended by changing the designation of the Corporation's "Class A Common Stock" to "Common Stock."

     SECOND: The foregoing amendments were approved by a majority of the entire Board of Directors of the Corporation and are limited to changes expressly permitted by Section 2-605(a)(2) of the Maryland General Corporation Law to be made without action by the stockholders.

     THIRD: The undersigned Executive Vice President and Chief Financial Officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Executive Vice President and Chief Financial Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.


     IN WITNESS WHEREOF, the Corporation has caused these Articles to be signed in its name and on its behalf by its Executive Vice President and Chief Financial Officer and attested to by its Secretary on this 16th day of September, 2004.


ATTEST:                          RECKSON ASSOCIATES REALTY CORP.





/s/ Jason Barnett                By:      /s/ Michael Maturo             (SEAL)
---------------------------           -----------------------------------
Jason Barnett                            Michael Maturo
Secretary                                Executive Vice President and Chief
                                         Financial Officer